UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AXT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AXT, INC.

AMENDMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 15, 2009

To the Stockholders:

On or about April 15, 2009, AXT, Inc. (the “Company”) made its definitive proxy statement (the “Proxy Statement”) available to our stockholders in connection with matters to be voted upon at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Tuesday, May 26, 2009, at 10:00 a.m. local time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

1.             To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.

2.             To ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

3.             To transact such other business as may properly come before the meeting.

The Proxy Statement inadvertently omitted the following information from the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 30 of the Proxy Statement, relating to employment agreements with, and potential payments payable to, the following two executive officers upon a termination or change in our control:

Cerilli Employment Contract

On July 30, 2005, we entered into an employment agreement with Mr. John Cerilli, Vice President, Global Sales and Marketing. If Mr. Cerilli’s employment with us is terminated without cause, he shall be entitled to severance in an amount equivalent to twelve (12) months salary and reimbursement of premiums necessary to maintain health insurance coverage during the COBRA continuation period.

If we had terminated Mr. Cerilli’s employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Cerilli would have received the following severance benefits under his employment agreement: (b) a payment of $207,000, consisting of his annual base salary for fiscal 2008, and (b) COBRA benefits of $10,338.

Ochrym Employment Contract

On May 20, 2005, we entered into an employment agreement with Mr. Robert Ochrym, Vice President, Development. If Mr. Ochrym’s employment with us is terminated without cause, he shall be entitled to severance in an amount equivalent to two months plus two weeks of salary for every one year of service.

If we had terminated Mr. Ochrym’s employment without cause on December 31, 2008, the last business day of our fiscal 2008, Mr. Ochrym would have received a payment of $57,244, consisting of two months plus two weeks for every one year of service of his annual base salary for fiscal 2008.

Each of the agreements with Mr. Cerilli and Mr. Ochrym provide that employment may be terminated by us under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination “for cause”:

•                  any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude,

•                  any breach or neglect of the duties required to perform under the terms of this Agreement,

•                  engaging in willful misconduct in the performance of duties, committing insubordination (in the sole, reasonable discretion of your supervisor or our Board of Directors), or otherwise failing to perform duties as directed by your supervisor or our Board of Directors,

•                  being guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

Yin Separation Agreement

On April 17, 2009, we entered into a Separation Agreement and General Release of Claims (the “Agreement”) with Philip C.S. Yin, our former Chief Executive Officer and Chairman of the Board.  As previously announced, Dr. Yin resigned as Chairman and Chief Executive Officer and as a member of the Board of Directors effective March 17, 2009. Pursuant to the terms of the Agreement, we will pay to Dr. Yin a lump sum payment in the amount of $340,000, representing 12 months of his base salary, less applicable withholding and less the sum of $11,812.20 representing amounts due to the Company by Dr. Yin.  In the event that Dr. Yin timely elects to obtain continued group health insurance coverage under COBRA following his termination of employment, we will pay the full premiums for such coverage through the earlier of (i) March 31, 2010, or (ii) the date on which Dr. Yin first becomes eligible to obtain other comparable group health insurance coverage.  Under the Agreement, all outstanding but unvested options to purchase Company common stock held by Dr. Yin will vest in full immediately prior to the date of termination of employment.  In addition, the period of exercisability of any vested stock options held by Dr. Yin has been extended to September 30, 2011 or expiration of the individual option grant, whichever occurs first.  In consideration for these benefits, Dr. Yin has granted to us a release of claims.  Dr. Yin has also agreed, that for a period of one year following the date of the Agreement, he will not, directly or indirectly, solicit employees to terminate their employment with us.

This amendment to the Proxy Statement should be read together with the Proxy Statement.  Except as described in this amendment, no other provisions of the Proxy Statement have been amended or revised.  The additions described in this amendment to the Proxy Statement are the only changes made to the Proxy Statement given or sent or otherwise made available to stockholders.  If you have not yet voted your shares, please sign and return the proxy card previously sent to you.  IF YOU HAVE SUBMITTED THE PROXY CARD PREVIOUSLY SENT TO YOU AND WISH TO CHANGE YOUR VOTE, PLEASE SIGN AND RETURN A NEW PROXY CARD.  THE PROXY CARD IS AVAILABLE AND MAY BE PRINTED FROM THE WEBSITE LOCATED AT http://www.cfpproxy.com/5130/.  ONLY THE LATEST PROXY CARD TO BE SUBMITTED WILL BE COUNTED FOR THE PURPOSE OF QUORUM AND WILL BE VOTED AT THE ANNUAL MEETING.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, this Amendment to the Proxy Statement, the Proxy Card and Annual Report to Stockholders, may be viewed at www.cfpproxy.com/5130.